Exhibit 99.1

Contact:	Rita Martins Weber Shandwick London +44 207 067 0210

THALIDOMIDE PHARMION™ GRANTED FULL MARKETING AUTHORIZATION FOR TREATMENT OF NEWLY DIAGNOSED MULTIPLE MYELOMA IN THE EUROPEAN UNION

BOUDRY, SWITZERLAND – (April 21, 2008) – Celgene International Sàrl (NASDAQ: CELG) announced that Thalidomide Pharmion has been granted full marketing authorization by the European Commission for use in combination with melphalan and prednisone as a treatment for patients with newly diagnosed multiple myeloma. In June 2007, the European Commission granted the Company’s REVLIMID® full marketing authorization as the first oral treatment in more than 40 years for patients with multiple myeloma who have received at least one prior therapy. These approvals confirm the leading role of Celgene in blood cancer research and innovative oral therapies.

Multiple myeloma is the second most commonly diagnosed blood cancer.  According to the International Myeloma Foundation, there are an estimated 750,000 people with multiple myeloma worldwide.  There are more than 85,000 men and women in Europe currently undergoing treatment for multiple myeloma, and 25,000 people are expected to die from this blood cancer in 2008.

“The European Union authorization of Thalidomide Pharmion is an important and positive milestone for men and women newly diagnosed with multiple myeloma. When coupled with the approval of REVLIMID and dexamethasone in 2007, Celgene is advancing its goal of delivering vital therapies to people in need worldwide,” said Aart Brouwer, President of Celgene International. “We are working diligently with local regulatory authorities to determine next steps for pricing, reimbursement and distribution plans for all European Union member states so that Thalidomide Pharmion will be available for eligible patients as quickly as possible.”

About Thalidomide

THALOMID® (thalidomide) researched, developed and commercialized by Celgene Corporation, received U.S. Food and Drug Administration (FDA) approval on May 25, 2006 as an oral treatment in combination with dexamethasone for patients newly diagnosed with multiple myeloma. In 2008, the Australian Drug Evaluation Committee (ADEC) granted Thalidomide Pharmion™ marketing approval for use in combination with melphalan and prednisone for patients with untreated multiple myeloma or ineligible for high dose chemotherapy. Additionally, Thalidomide Pharmion was granted marketing approval in combination with dexamethasone for induction  therapy  prior  to  high dose chemotherapy with autologous stem  cell  rescue,  for  the  treatment  of  patients with untreated multiple myeloma. In 2003, ADEC approved Thalidomide Pharmion, as a monotherapy, for treatment for patients with multiple myeloma after failure of standard therapies.

THALOMID received FDA clearance in 1998, and Thalidomide Pharmion received TGA approval, in 2003, for the acute treatment of cutaneous manifestations of moderate to severe erythema nodosum leprosum (ENL) and as maintenance therapy for prevention and suppression of the cutaneous manifestations of ENL recurrence. Thalidomide is not indicated as monotherapy for ENL treatment in the presence of moderate to severe neuritis.

About Multiple Myeloma

Multiple myeloma (also known as myeloma or plasma cell myeloma) is a cancer of the blood in which malignant plasma cells are overproduced in the bone marrow. Plasma cells are white blood cells that help produce antibodies called immunoglobulins that fight infection and disease. However, most patients with multiple myeloma have cells that produce a form of immunoglobulin called paraprotein (or M protein) that does not benefit the body. In addition, the malignant plasma cells replace normal plasma cells and other white blood cells important to the immune system. Multiple myeloma cells can also attach to other tissues of the body, such as bone, and produce tumors. The cause of the disease remains unknown.

About Celgene International Sàrl

Celgene International Sàrl, located in Boudry, in the Cantone of Neuchâtel, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

THALOMID® is a registered trademark and Thalidomide Pharmion™ is a trademark of Celgene Corporation.

This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in the Company’s filings with the Securities and Exchange Commission such as our 10K, 10Q and 8K reports.

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